011 Tax Exempt Income Fund attachment
3/31/06 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended March 31, 2006, Putnam management has
assumed $2,181 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1   Class A	26,294
        Class B	1,011
        Class C	160

72DD2   Class M	106

73A1    Class A	0.189296
        Class B	0.161115
        Class C	0.154717

73A2    Class M	0.177077

74U1    Class A	137,337
        Class B	5,895
        Class C	1,002

74U2    Class M	600

74V1    Class A	8.71
        Class B	8.72
        Class C	8.72

74V2    Class M	8.74


Additional Information About Errors and Omissions Policy     Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.